[LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]


                                                                    EXHIBIT 23.5


We hereby consent to the use of our name wherever it appears in the Registration Statement of Aramex International Limted, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are 'experts' within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                          Very truly yours,


                                          /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP